Exhibit 99.1
News Release
For Immediate Release

Contact Information:	Steven Moore Pixelworks, Inc. 408-200-9221 smoore@pixelworks.com
Pixelworks Regains Listing Compliance from Nasdaq
Tualatin, Ore., June 25, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, announced today that it has received notification from the Nasdaq Stock Market that the Company has regained compliance with the requirements for continued listing on the Nasdaq Global Market, and that this matter is now closed.
In a letter dated December 24, 2007, NASDAQ had previously informed the Company that Pixelworks had until June 23, 2008 to regain compliance with Nasdaq Marketplace Rule 4450(a)(5) by maintaining a closing bid price of $1.00 per share or higher for at least 10 consecutive business days.
About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative designer, developer and marketer of video and pixel processing technology semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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